Exhibit 10.6

Repurchase Agreement

This Repurchase Agreement (this “Agreement”) is entered into as of November 9, 2018, by and among the stockholders of Select Interior Concepts, Inc., a Delaware corporation (the “Company”), listed on Schedule I hereto (each a “Seller,” and collectively, the “Sellers”), and the Company.  The above parties are referred to herein collectively as the “Parties,” and individually as a “Party.”

RECITALS:

WHEREAS, as of the date hereof, the Sellers hold an aggregate of 2,169,485 shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”), and, subject to and upon the determination of the non-occurrence of certain specified events as described in this Agreement, each Seller intends to sell and transfer to the Company, and the Company intends to purchase and acquire, at a price of $0.01 per share, all of such Seller’s right, title and interest in and to the number of shares of Class A Common Stock set forth opposite such Seller’s name on Schedule I hereto (each Seller’s shares of Class A Common Stock that may be repurchased by the Company hereunder, its “Repurchase Shares”), pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, reference is made to the Stock Escrow Agreement, dated as of November 9, 2018 (the “Escrow Agreement”), by and among the Company, the Sellers, and MUFG Union Bank, N.A., a national banking association (the “Escrow Agent”), pursuant to which the Repurchase Shares have been deposited into escrow in an escrow account (the “Escrow Account”).

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

Article 1
CLOSING TRANSACTIONS

1.1.Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at a time and date to be specified by the Parties (the “Closing Date”) if and only if, and after, each of the conditions set forth in Section 2.1 hereof is satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).  The Closing shall be (a) conducted telephonically and via the electronic exchange of signature pages among the Parties, or (b) consummated in such other manner as the Parties agree.  All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and deemed to have occurred simultaneously, and none shall be effective unless or until all have occurred and are effective (except for any of same as to which the Party entitled to the benefit thereof has expressly waived in writing satisfaction or performance thereof as a condition precedent to the Closing).

1.2.Sale and Purchase of the Repurchase Shares at the Closing.  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase, acquire and accept from such Seller, all right, title and interest in and to all of such Seller’s respective Repurchase Shares, as set forth on Schedule I hereto.

1.3.Deliveries by the Parties at or Prior to the Closing.

(a)Delivery by the Company and Trive Capital Fund I LP prior to the Closing.  At least three business days prior to the Closing, the Company and Trive Capital Fund I LP shall deliver joint written instructions to the Escrow Agent to release from the Escrow Account to the Company all of the Repurchase Shares held in the Escrow Account.

(b)Consideration; Deliveries by the Company at the Closing.  At the Closing, as consideration for the sale, transfer, conveyance, assignment and delivery of each Seller’s Repurchase Shares, the Company shall pay to such Seller, in immediately available funds by wire transfer to the account designated by such Seller, the amount of cash set forth opposite such Seller’s name on Schedule I hereto (which, with respect to such Seller’s respective Repurchase Shares, reflects a purchase price of $0.01 per share).

(c)Deliveries by the Sellers at the Closing.  At the Closing, each Seller shall deliver all of its respective Repurchase Shares to the Company through executing and delivering such assignments, consents, and other transfer documents and instruments as shall be necessary in the reasonable judgment of the Company to evidence the assignment, transfer, conveyance and delivery of such Repurchase Shares to the Company.

Article 2
CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE TRANSACTIONS

2.1.Conditions Precedent to the Obligations of Each Party.  The obligations of each Party to consummate the Transactions are subject to the non-occurrence of both of the following events, which shall be determined no later than the date the Company files with the U.S. Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2018:

(a)the 2018 Company EBITDA (as defined below) exceeding ninety-five percent (95%) of the target Company EBITDA set forth on Schedule II hereto; and

(b)during the 2018 fiscal year, (i) the average daily trading volume of the Class A Common Stock on the Nasdaq Capital Market exceeding $1 million for 20 consecutive trading days, and (ii) the volume weighted average trading price over such 20 consecutive trading day period being at least equal to $15.00 per share of Class A Common Stock.

For purposes of this Agreement, “2018 Company EBITDA” shall mean the Company’s (and its subsidiaries’) consolidated earnings before interest, taxes, depreciation and amortization as reflected on the audited financial statements of the Company (and its subsidiaries) for the 2018 fiscal year; provided, however, that if the definition of “Company EBITDA” (or any amended, modified or supplemented term) as used in the Restricted Stock Agreement, dated as of November 22, 2017 (the “Restricted Stock Agreement”), between the Company and Tyrone Johnson, is subsequently amended, modified or supplemented (the “New EBITDA Definition”), the definition of “2018 Company EBITDA” as used in this Agreement shall automatically be amended, modified or supplemented to conform to the New EBITDA Definition; and provided, further, that the determinations of the occurrence or non-occurrence of the conditions set forth in clauses (a) and (b) above in this Section 2.1 will be made consistently and in accordance with the determinations regarding the substantially similar conditions set forth in the Restricted Stock Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1.Representations and Warranties of Each Seller.  Each Seller, severally and not jointly, hereby represents and warrants to the Company, as of the date hereof and the Closing Date, as follows:

(a)Such Seller has the full right, power and authority to execute and deliver this Agreement and to consummate the Transactions, including the sale, transfer, conveyance, assignment and delivery of all of its respective Repurchase Shares.  This Agreement has been duly and validly executed and delivered by such Seller and constitutes its valid and binding agreement, enforceable against it in accordance with its terms.

(b)Such Seller has good and marketable title to its respective Repurchase Shares, free and clear of any mortgages, pledges, liens, encumbrances, charges, security interests or restrictions on transfer (other than any restrictions set forth in the respective Lock-Up Agreement entered into by such Seller for the benefit of B. Riley FBR, Inc. (each Seller’s respective Lock-Up Agreement, its “Lock-Up Agreement”), which restrictions will have expired prior to the Closing Date).

(c)Such Seller has not entered into any contracts or agreements granting to any person or entity any rights in respect of any of its respective Repurchase Shares, other than under (i) its respective Lock-Up Agreement, (ii) the Escrow Agreement, and (iii) this Agreement.

(d)The execution and delivery of this Agreement, and performance of the Transactions, by such Seller will not (i) conflict with, violate, or constitute a breach or default (with or without notice or lapse of time, or both) or accelerate maturity or performance or give rise to a termination or consent right, under any contract or other instrument to which such Seller is a party or which is applicable to such Seller or such Seller’s assets, (ii) violate any law applicable to such Seller, or (iii) require any filing or registration with, or the issuance of any permit or approval by, any person or entity.

(e)Such Seller has obtained all requisite and necessary consents, approvals, or other assurances for it to enter into and deliver this Agreement and sell, transfer, convey, assign, and deliver all of its respective Repurchase Shares to the Company.

3.2.Representations and Warranties of the Company.  The Company hereby represents and warrants to the Sellers, as of the date hereof and the Closing Date, as follows:

(a)The Company is a duly incorporated, validly existing corporation, in good standing under the laws of the State of Delaware, with full corporate power and authority to own all of its property and assets and to carry on its business as it is now being conducted.

(b)The Company has the full right, power and authority to execute and deliver this Agreement and to consummate the Transactions.  This Agreement has been duly and validly authorized, executed and delivered by the Company, and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Article 4
TERMINATION

4.1.Termination.  This Agreement shall automatically be terminated and the Transactions abandoned, without any further action by any Party, upon the determination that either of the events set forth Section 2.1(a) or Section 2.1(b) has occurred.

4.2.Effect of Termination.  If this Agreement is so terminated pursuant to Section 4.1 and the Transactions are not consummated, (a) this Agreement shall forthwith become void and shall have no further force or effect, and (b) the Company and Trive Capital Fund I LP shall deliver joint written instructions to the Escrow Agent to release from the Escrow Account to the Sellers all of the Repurchase Shares held in the Escrow Account.

Article 5
MISCELLANEOUS

5.1.Entire Agreement and Waiver.  This Agreement and the Escrow Agreement contain the entire agreement among the Parties and supersede all prior and contemporaneous agreements, arrangements, negotiations and understandings among the Parties relating to the subject matter hereof.  There are no other agreements, understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement.  No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any Party or any Party’s affiliates or its or their advisors.  No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the Party making the waiver.

5.2.Amendment.  No amendment or modification of this Agreement shall be binding unless made in a written instrument that specifically refers to this Agreement and is signed by all Parties.

5.3.Assignment.  This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties.

5.4.Section Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

5.5.Severability.  In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof.

5.6.Governing Law.  In all respects, including all matters of construction, validity and performance, this Agreement and the obligations of each Party arising hereunder shall be governed by, construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.7.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.  Nothing in this Agreement, whether express or implied, is intended to confer upon any person or entity, other than the Parties, their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

5.8.Survival.  All warranties, representations, indemnities, covenants and other agreements of the Parties contained in this Agreement shall survive the completion of the Transactions and continue in full force and effect until thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto).

5.9.Facsimile or PDF E-mail Signatures.  The Parties agree that this Agreement shall be considered signed when the signature of a Party is delivered by facsimile transmission or PDF e-mail.  Such facsimile or PDF e-mail signature shall be treated in all respects as having the same effect as an original signature.

5.10.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the document.

[Signatures pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

Trive Capital Fund I LP,
a Delaware limited partnership

By:	Trive Capital Fund I GP LLC,
its General Partner

By:	Trive Capital Holdings, LLC,
its Managing Member

By:	/s/ Conner Searcy
Name: Conner Searcy
Title: Managing Partner

Trive Capital Fund I (Offshore) LP,
a Cayman Islands exempted limited partnership

By:	Trive Capital Fund I GP (Offshore) LLC,
its General Partner

By:	Trive Capital Fund I GP LLC,
its Managing Member

By:	Trive Capital Holdings, LLC,
its Managing Member

By:	/s/ Conner Searcy
Name: Conner Searcy
Title: Managing Partner

Trive Affiliated Coinvestors I LP,
a Delaware limited partnership

By:	Trive Affiliated Coinvestors I GP LLC,
its General Partner

By:	Trive Capital Holdings, LLC,
its Managing Member

By:	/s/ Conner Searcy
Name: Conner Searcy
Title: Managing Partner

[Signature page to Repurchase Agreement]

COMPANY:

Select Interior Concepts, Inc.

By:	/s/ Tyrone Johnson
Name: Tyrone Johnson
Title: Chief Executive Officer

[Signature page to Repurchase Agreement]

Schedule I

Seller	Number of Shares of Class B Common Stock to be Repurchased by the Company	Purchase Price to be Paid to Such Seller
Trive Capital Fund I LP	364,007	$3,640.07
Trive Capital Fund I (Offshore) LP	402,671	$4,026.71
Trive Affiliated Coinvestors I LP	33,322	$333.22
Total	800,000	$8,000.00

S-I